EXHIBIT 5

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

March 29, 2006

Caprius, Inc.
One University Plaza, Suite 400
Hackensack, NJ 07601

Ladies and Gentlemen:

We have acted as counsel to Caprius, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the registration of (i) 2,419,330 shares of the Common Stock, $0.01 par value (the “Common Stock”), underlying shares of Series D Preferred Stock issued in a placement (the “Placement”), (ii) 850,750 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”) issued as part of the Placement and (iii) an additional 327,008 shares of Common Stock by reason of provisions in a Registration Rights Agreement entered into as part of the Placement.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) agreements and documents relating to the Placement, including the Registration Rights Agreement; (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)   The shares of Common Stock included in the Registration Statement to be issued upon the conversion of the Series D Preferred Stock will be duly authorized, validly issued, and fully paid and non-assessable when the outstanding shares of Series D Preferred Stock are duly converted.

(3)   The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

(4)   The shares of Common Stock included in the Registration Statement to be issued by reason of the Registration Rights Agreement will be duly authorized and validly issued, and fully paid and non-assessable when issued as provided for therein.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Thelen Reid & Priest LLP
THELEN REID & PRIEST LLP